Exhibit 4.13

AMENDMENT NO. 1

TO
ASTROTECH CORPORATION

2011 STOCK INCENTIVE PLAN

The Board of Directors of Astrotech Corporation, a Washington corporation (the “Company”), having reserved the right under Section 7.7 of the Astrotech Corporation 2011 Stock Incentive Plan (the “Plan”) to amend the Plan, does hereby amend the Plan, effective June 26, 2014 as follows:

1.          Section 1.2(t) of the Plan is hereby amended to read as follows:

“(t)       Incentive Award. A grant of an award under the Plan to a Grantee, including any Nonstatutory Stock Option, Incentive Stock Option (ISO), Stock Appreciation Right (SAR), Restricted Stock Award, Restricted Stock Unit or Other Stock-Based Award.”

2.          Section 1.2(tt) of the Plan is hereby deleted.

3.          Section 1.3(g) of the Plan is hereby deleted and replaced with “Reserved.”

4.          Section 1.4(c) of the Plan is hereby amended to read as follows:

“With respect to any Stock Option or SAR granted to a Covered Employee that is canceled, the number of Shares subject to such Stock Option or SAR shall continue to count against the maximum number of Shares that may be the subject of Stock Options or SARs granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with Code Section 162(m).”

5.          Section 1.8 of the Plan is hereby amended to read as follows:

“1.8      Types of Incentive Awards

The types of Incentive Awards under the Plan are Stock Options, Stock Appreciation Rights as described in Section 2, Restricted Stock Awards as described in Section 3, Restricted Stock Units and Other Stock-Based Awards as described in Section 4, or any combination of the foregoing.”

6.          A new Section 1.9 of the Plan is hereby amended to read as follows:

“1.9      Prohibition on Repricing of Incentive Awards.

Notwithstanding any provision in the Plan to the contrary, and subject to the provisions of Section 6.6 hereof, the terms of outstanding Incentive Awards may not be amended without the approval of the Company’s shareholders so as to (i) reduce the Option Price or exercise price of any outstanding Stock Options or SARs or (ii) cancel

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any outstanding Stock Options or SARs in exchange for cash or other Incentive Awards (including substitutions and cash buyouts), or Stock Options or SARs with an Option Price or exercise price that is less than the Option Price or exercise price of the original Stock Options or SARs.”

7.          Section 2.4 of the Plan is hereby deleted and replaced with “Reserved.”

8.          Section 3.4 of the Plan is hereby deleted.

9.          Section 4.3 of the Plan is hereby deleted.

10.         Section 6.8(f) of the Plan is hereby amended to read as follows:

“(f)       Consummation of a Merger, unless immediately following such Merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;”

11.         Section 6.8(h) of the Plan is hereby amended to read as follows:

“(h)      The liquidation or dissolution of the Company.”

12.         Section 6.9 of the Plan is hereby deleted.

13.         A new Section 7.7(e) is hereby added to the Plan and Sections 7.7(c) and 7.7(d) are hereby amended to read as follows:

“(c)      extend the term of the Plan;

(d)        if the Company is a Publicly Held Corporation (i) increase the maximum limits on Incentive Awards to Covered Employees as set for compliance with the Performance-Based Exception or (ii) decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act to the extent Section 16 of the Exchange Act is applicable to the Company; or

(e)       delete or limit any provisions of this Plan that prohibit the repricing of Stock Options or SARs.”

14.         Except as set forth herein, the other terms and conditions of the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused these presents to be executed on this 26th day of June, 2014, but effective as of the date specified herein.

ASTROTECH CORPORATION

By:	/s/ Thomas B. Pickens
Thomas B. Pickens III
President and Chief Executive Officer

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